UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
November 17, 2008

SINOHUB, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52746	87-0438200
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6/F, No. 5 Qiongyu Road Central Area, Technology Park Nanshan District Shenzhen, China	518057
(Address of Principal Executive Offices)	(Zip Code)

86 755 26012223
Registrant's Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Tracy A Edwards, Chief Financial Officer of SinoHub, Inc. (the “Company”), resigned as Chief Financial Officer and Secretary of the Company effective November 28, 2008 for personal reasons.  Mr. Edwards’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On November 19, 2008, the Board of Directors of the Company appointed Li De Hai as Chief Financial Officer of the Company, effective November 28, 2008, to fill the vacancy created by Mr. Edward’s resignation.

Mr. Li joined SinoHub as its Chief Financial Officer on March 1, 2005. On September 11, 2008, he resigned his position as Chief Financial Officer of SinoHub and became Vice President of Finance. Prior to joining SinoHub, Mr. Li was the Chief Financial Officer of Shenzhen Excellence Investment Development Co., Ltd., which provides international logistics management, bonded warehouse, international shipment, international trading, real estate management and construction services. Mr. Li became the Chief Financial Officer of Shenzhen Excellence in May 2003. While at Shenzhen Excellence, Mr. Li raised capital of RMB 120 million, managed the acquisition of a State-owned company and created an effective financial management system for all seven subsidiaries.  Prior to Excellence, Mr. Li was the Chief Financial Officer of Hong Kong B&D Engine Co., Ltd. (Shenzhen) a large scale OEM for Mercedes Benz.  Mr. Li began his career in The Fourth Survey and Design Institute of China Railway where he progressed from bookkeeper, accountant, accounting supervisor and financial controller to chief finance officer. Mr. Li holds a Bachelor’s degree in Economics and Management from Hubei University.

On November 19, 2008, the Board of Directors of the Company appointed Henry T. Cochran, the Company’s Chief Executive Officer, to serve as Secretary of the Company, effective November 28, 2008, to fill the vacancy created by Mr. Edward’s resignation.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

SINOHUB, INC.

Date: November 19, 2008	By:	/s/ Henry T. Cochran
Henry T. Cochran
Chief Executive Officer